SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 Amendment No.5

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                           WYNDHAM INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


            DELAWARE                                        94-2878485
--------------------------------------------------------------------------------
     (State of incorporation                           (I.R.S. Employer or
         or organization)                               Identification No.)


  1950 Stemmons Freeway, Suite 6001
           Dallas, Texas                                        75207
--------------------------------------------------------------------------------
(Address of principal executive offices)                     (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:


          Title of each class                  Name of each exchange on which
          to be so registered                  each class is to be registered
          -------------------                  ------------------------------
     Preferred Stock Purchase Rights               American Stock Exchange


     If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. [X]

     If this Form 8-A relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is to become effective General Instruction A.(d), please check the following box. [_]

     Securities to be registered pursuant to Section 12(g) of the Act:  None.

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                                                                               2


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         Wyndham International, Inc., a Delaware corporation ("WYNDHAM"), is amending the Registration Statement on Form 8-A relating to its Preferred Stock Purchase Rights (the "PURCHASE RIGHTS") filed with the Securities and Exchange Commission (the "COMMISSION") on July 2, 1999, as amended by Amendment No. 1 to the Registration Statement on Form 8-A/A filed with the Commission on August 11, 1999, as amended by Amendment No. 2 to the Registration Statement on Form 8-A/A filed with the Commission on May 30, 2000, as amended by Amendment No. 3 to the Registration Statement on Form 8-A/A filed with the Commission on October 15, 2002 and as amended by Amendment No. 4 to the Registration Statement on Form 8-A/A filed with the Commission on May 20, 2005 (as amended prior to this Amendment No. 5, the "FORM 8-A").

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         Item 1 is hereby amended by adding the following:

In connection with the Agreement and Plan of Merger, dated as of June 14, 2005, by and among Wind Hotels Holdings Inc., Wind Hotels Acquisition Inc. (collectively, the "Buyers"), and Wyndham (as the same may be amended from time to time, the "MERGER AGREEMENT"), Wyndham entered into Amendment No. 4 (the "AMENDMENT"), dated June 13, 2005, to the Shareholder Rights Agreement, dated as of June 29, 1999 (the "RIGHTS AGREEMENT"), between Wyndham and American Stock Transfer and Trust Company, as rights agent. The Amendment amended the Rights Agreement as follows:

    o The Rights Agreement will automatically terminate immediately prior to the filing of the certificate of merger to be filed in connection with the consummation of the merger under the Merger Agreement ("EFFECTIVE TIME").

    o The definition of an "Acquiring Person" was amended to clarify that none of the Buyers or their affiliates would constitute an Acquiring Person as a result of the execution of the Merger Agreement, any agreements, arrangements or undertakings entered into by the Buyers in connection with the Merger Agreement, including, the Voting Agreement (as defined in the Merger Agreement) or the announcement or consummation of the transactions contemplated by the Merger Agreement.

    o The definition of a "Triggering Event" was amended to clarify that the execution of the Merger AGREEMENT, any agreements, arrangements or undertakings entered into by the Buyers in connection with the Merger Agreement, including, the Voting Agreement, the announcement or consummation of the merger contemplated by the Merger Agreement or the consummation of the other transactions contemplated by the Merger Agreement would not constitute a Triggering Event.

    o A new section was added to the Rights Agreement to provide that immediately prior to the Effective Time, the Rights Agreement shall terminate and be of no force and effect and the holders of the Purchase Rights shall not be entitled to any benefits or other interests under the Rights Agreement, including the right to purchase or acquire Preferred Stock or any other capital stock of Wyndham or any other person.

    o Section 7(a) of the Rights Agreement was amended to add the Effective Time to the definition of "Expiration Date," as defined in the Rights Agreement.

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                                                                               3


Item 2.    EXHIBITS.

           Item 2 is hereby amended by adding the following:

           The following exhibits are filed as part of this Registration Statement on Form 8-A/A:


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------

4.3* Amendment No. 4 to the Shareholder Rights Agreement, dated June 13, 2005 by and between Wyndham and American Stock Transfer and Trust Company, as rights agent.



------------
*Filed herewith.



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                                    SIGNATURE

           Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                            WYNDHAM INTERNATIONAL, INC.
                                            (Registrant)


Date: June 14, 2005                         By: /s/ Mark A. Solls
                                                --------------------------------
                                                Name:  Mark A. Solls
                                                Title: Executive Vice President
                                                       and General Counsel




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                                INDEX TO EXHIBITS


EXHIBIT
NUMBER     DESCRIPTION
-------    -----------

4.3* Amendment No. 4 to the Shareholder Rights Agreement, dated June 13, 2005 by and between Wyndham and American Stock Transfer and Trust Company, as rights agent.




------------
*Filed herewith.